Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Acquires
Margaritaville Hollywood Beach Resort in Hollywood, FL

Bethesda, MD, September 23, 2021 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it acquired the 369-room oceanfront Margaritaville Hollywood Beach Resort in Hollywood, Florida for $270 million from an affiliate of KSL Capital Partners, LLC. The lifestyle resort will continue to be managed by Davidson Hospitality Group (“Davidson”).

Margaritaville Hollywood Beach Resort, the flagship property to an internationally recognized brand synonymous with a casual-luxe lifestyle, is located on 6.2 oceanfront acres, along 450 linear feet of direct beach frontage, and is the focal point of the famous Hollywood Beach Broadwalk. The resort was built in 2015 and features 369 guestrooms, including 43 well-appointed suites, and over 30,000 square feet of indoor and outdoor event space for leisure and corporate groups overlooking the Atlantic Ocean. The resort also features 8 highly successful casual and upscale dining venues, including Jimmy Buffet’s Margaritaville, Landshark Bar & Grill, JWB Prime Steak and Seafood, 5 o’Clock Somewhere Bar & Grill, and Floridays Airstream Cafe. Additional resort amenities include the 11,000-square foot St. Somewhere Spa, Fitness and Salon, multiple outdoor swimming pools, 22 full-service cabanas, the Flowrider Surf Simulator, the Parakeets Kid’s Club, numerous retail outlets, and live entertainment nightly at one of the resort’s several vibrant outdoor-entertainment venues.

“We’re thrilled to acquire this irreplaceable, lifestyle beachfront resort in the growing South Florida market, which is known as Margaritaville’s flagship property on the east coast,” said Jon Bortz, Chairman and Chief Executive Officer of Pebblebrook Hotel Trust. “This premier lifestyle resort attracts both leisure and corporate group customers who seek a unique laid-back experience with a wide array of restaurant, bar, and entertainment venues. In addition, Margaritaville’s strategic oceanfront location on the Hollywood Broadwalk makes it a natural destination for residents and tourists in the South Florida market.”

Ideally located between Miami Beach and Fort Lauderdale, Margaritaville Hollywood Beach Resort benefits from its proximity to both cities, including numerous recreational, retail, and entertainment activities. The resort is within a day’s drive of over 20 million residents while also benefitting from excellent airlift from Fort Lauderdale-Hollywood International Airport and Miami International Airport. Directly adjacent to the resort, the Hollywood Beach Broadwalk stretches 2.5 miles along the Atlantic Ocean. The brick-paved thoroughfare is a haven for tourists attracted to its countless eateries, cafes, and retail outlets. The focal point of the Hollywood Broadwalk is the Hollywood Bandshell, which is located at the resort and is operated by the property team.

Davidson will continue to manage Margaritaville Hollywood Beach Resort. Following the acquisition of Margaritaville Hollywood Beach Resort, Davidson now operates 6 of Pebblebrook’s properties.

“We are excited to partner with Davidson on another unique resort,” continued Mr. Bortz. “Davidson has extensive experience operating high-quality destination resorts, including our iconic Paradise Point Resort in San Diego, which we are targeting to convert to Margaritaville’s west coast flagship resort. Davidson also operates our Solamar San Diego, which is slated to become a Margaritaville downtown urban resort. The Davidson team has a deep understanding of the Margaritaville brand and customer, making them a natural partner for Margaritaville Hollywood Beach Resort, which we believe has tremendous upside.”

Pebblebrook is evaluating numerous operating and physical enhancements for additional upside opportunities and increased cash flow. This includes adding guestrooms, expanding the restaurant and bar offerings, reimagining the merchandising and quality of the retail space, and creating additional revenue-generating venues from under-utilized indoor and outdoor spaces and areas. The resort will also become part of Curator Hotel & Resort Collection, which is expected to result in a wide array of expense reductions and enhanced technology and operating initiatives for the resort.

For full-year 2021, following a slow start to the year due to the pandemic, Margaritaville Hollywood Beach Resort is forecasted to produce between $475 and $480 of total revenue per available room (“TRevPAR”). The resort is expected to generate hotel earnings before interest, taxes, depreciation, and amortization (“hotel EBITDA”) of $16.8 to $17.2 million and hotel net operating income (“hotel NOI”), after a 4% capital reserve, of $14.3 to $14.5 million.

The acquisition of Margaritaville Hollywood Beach Resort brings the total number of properties in the Company’s portfolio to 52, including 10 drive-to, independent lifestyle resorts.

The Company funded the acquisition with approximately $108.5 million of cash on hand, and assumed the $161.5 million of existing non-recourse, secured debt. The debt matures in May 2022 and provides for up to two one-year extensions to May 2024. The interest rate on the debt is floating at a current all-in rate of approximately 2.5%. The Company may pre-pay the debt at any time without penalty.

Following the acquisition of Margaritaville Hollywood Beach Resort, the Company will have liquidity of approximately $800.0 million, including an estimated $160.0 million of consolidated cash, cash equivalents, and restricted cash in addition to $644.2 million of undrawn availability on its senior unsecured revolving credit facility.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 52 hotels, totaling approximately 13,000 guest rooms across 15 urban and resort markets. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

About Curator Hotel & Resort Collection

Curator Hotel & Resort Collection is a distinct collection of hand-selected small brands and independent lifestyle hotels and resorts worldwide, founded by Pebblebrook Hotel Trust and a group of industry-leading hotel operators. Curator provides lifestyle hotels the power to compete together while allowing its members the freedom to retain what makes their hotels unique. It offers independent lifestyle hotels the benefits of associating with other unique lifestyle hotels and brands while participating in best-in-class operating agreements, services, and technology. In addition to Pebblebrook, the founding members of Curator include Davidson Hospitality Group, Noble House Hotels & Resorts, Provenance, Sage Hospitality Group, Springboard Hospitality, and Viceroy Hotels & Resorts. For more information, visit www.curatorhotelsandresorts.com.

About Davidson Hospitality Group

Davidson Hospitality Group is an award-winning, full-service hospitality management company comprised of 67 existing hotels and resorts; more than 165 restaurants, bars and lounges; and nearly 1.5 million square feet of meeting space across the United States. A trusted partner and preferred operator for Hilton, Hyatt, Kimpton, Marriott, and Margaritaville, Davidson offers a unique entrepreneurial management style and owners' mentality that provides the individualized personal service of a small company, enhanced by the breadth and depth of skill and experience of a larger company. In keeping with the company's heritage of delivering value, Davidson Hospitality Group is comprised of four highly specialized operating verticals: Davidson Hotels, Pivot, Davidson Resorts, and Davidson Restaurant Group. For more information, visit www.davidsonhospitality.com.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections of hotel operating performance; descriptions of the Company’s plans or objectives for future operations, acquisitions or services and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of September 23, 2021. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

###

Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Margaritaville Hollywood Beach Resort
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
Full-Year 2021 Forecast
(Unaudited, in millions)

	Range
	Low		High

Hotel net income	$5.1	to	$5.5

Adjustment:
Depreciation and amortization(1)	11.7		11.7

Hotel EBITDA	$16.8		$17.2

Adjustment:
Capital reserve	(2.5)		(2.7)

Hotel Net Operating Income	$14.3		$14.5

(1) Depreciation and amortization have been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to hotel net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Operating Data - Entire Portfolio
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2019	2019	2019	2019	2019

Occupancy	75%	87%	87%	78%	82%
ADR	$252	$270	$263	$246	$258
RevPAR	$190	$234	$229	$193	$211

Hotel Revenues	$335.4	$410.9	$398.0	$354.0	$1,498.2
Hotel EBITDA	$91.0	$147.2	$134.2	$98.6	$470.9
Hotel EBITDA Margin	27.1%	35.8%	33.7%	27.8%	31.4%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2020	2020	2020	2020	2020

Occupancy	56%	4%	21%	22%	26%
ADR	$251	$265	$220	$201	$235
RevPAR	$141	$11	$47	$45	$61

Hotel Revenues	$258.2	$25.8	$86.1	$84.5	$454.6
Hotel EBITDA	$41.9	($40.6)	($17.3)	($16.7)	($32.7)
Hotel EBITDA Margin	16.2%	(157.1%)	(20.1%)	(19.8%)	(7.2%)

	First Quarter	Second Quarter
	2021	2021

Occupancy	22%	41%
ADR	$250	$254
RevPAR	$54	$103

Hotel Revenues	$101.7	$190.5
Hotel EBITDA	($8.3)	$38.5
Hotel EBITDA Margin	(8.1%)	20.2%

"These historical hotel operating results include information for all of the hotels the Company owned as of September 23, 2021, following the acquisition of Margaritaville Hollywood Beach Resort. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes."